Exhibit 10.4

Execution Version

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of March 12, 2021, is entered into by and among Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Maple Holdings Inc., a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Acquiror, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) inter alia, (i) on the day immediately prior to the Closing Date, Acquiror will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger, (ii) on the Closing Date and immediately prior to the First Merger, the equity interests in Corp Merger Sub will be contributed to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Merger Sub being the surviving entity of the Second Merger;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of the class of stock of the Company (“Company Stock”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”, and such Owned Shares, together with (1) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, each Stockholder agrees to terminate or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, each Affiliate Agreement entered into solely between the Company or any of the Company’s Subsidiaries, on the one hand, and such Stockholder or any of its Affiliates, on the other hand (other than those Affiliate Agreements listed on Section 7.07 of the Company Disclosure Letter) (such terminated agreements, collectively, the “Terminating Agreements”), effective immediately prior to the Closing;

WHEREAS, each Stockholder has received a copy of the Merger Agreement;

WHEREAS, in consideration for the benefits to be received by the Stockholders under the terms of the Merger Agreement and as a material inducement to Acquiror agreeing to enter into the Merger Agreement and consummate the Transactions, the Stockholders agree to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Acquiror would not have entered into the Merger Agreement and agreed to consummate the Transactions without the Stockholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. From and after the date hereof until the Termination Date, each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company (as applicable), irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of such Stockholder’s Covered Shares, as soon as reasonably practicable after such time as the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of Acquiror and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of Acquiror and the Company, a written consent in form reasonably acceptable to Acquiror in respect of all of such Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, prior to the Termination Date (as defined herein), each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(c) in any other circumstances upon which a consent or other approval is required or requested under the Company’s Governing Documents or any of the agreements set forth on Section 5.06(b) of the Company Disclosure Letter (collectively, the “Investment Agreements”) or otherwise sought with respect to the Merger Agreement or the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Transaction, or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) against any proposal, action or agreement that would (A) impede, delay, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Section 10.01 or Section 10.02 of the Merger Agreement not being timely satisfied or fulfilled.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder has not and shall not (i) enter into any voting agreement or arrangement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the First Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is validly terminated upon the mutual written agreement of the Company, Acquiror and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”), and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Termination Date; provided, that the provisions set forth in Section 10 shall survive the Termination Date.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the Acquiror as follows:

(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote, such Stockholder’s Covered Shares, free and clear of any Liens (other than restrictions under applicable Securities Laws and as created by this Agreement, the Investment Agreements or the Governing Documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company that terminate on or before Closing)). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Stock (or any securities convertible into shares of Company Stock) or any interest therein, and does not have the right to acquire any Company Stock (whether by option, warrant, purchase right, or other Contract).

(b) Such Stockholder in each case except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into and is not bound by any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power, legal capacity, and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the HSR Act and Exchange Act and any notices to be provided to Company Stockholders pursuant to requirements of Sections 262 and 228(e) of the DGCL, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) the creation of a Lien on the Covered Shares, (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under any Contract binding upon such Stockholder, (iv) a breach or violation of any applicable Law to which such Stockholder is subject, or (v) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii), (iii), (iv) or (v) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, individually or in the aggregate, have had or would reasonably be expected to materially delay, or have a material adverse effect on the ability of such Stockholder to consummate the Transactions or (y) that challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, no Company Party, Acquiror Party or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Company Party or Acquiror Party (or any of their respective Subsidiaries), and all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by all Company Parties and Acquiror Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any such Person or its Subsidiaries). Such Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions for which Acquiror or the Company is or could be liable, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, no Stockholder shall take, nor permit its Affiliates and Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, or provide information to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives) concerning any Acquisition Transaction, other than immaterial assets or assets sold in the ordinary course of business, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, any Acquisition Transaction, (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquisition Transaction, other than with Acquiror, the Company and their respective Affiliates and Representatives; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 5(a). Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (a) sell, transfer (including by operation of law), pledge, encumber, place a lien on, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”) any of such Stockholder’s Covered Shares, (b) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) other than to the extent permitted by the Merger Agreement, publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would have the effect of materially delaying, preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the

Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to such Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) Binding Effect of Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Company Holders Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Stockholder shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

(e) Closing Date Deliverables. On the Closing Date, each Stockholder that is requested by the Company to execute the Investor Rights Agreement shall deliver to Acquiror and the Company a duly executed copy of the Investor Rights Agreement, in substantially the form attached as Exhibit E to the Merger Agreement.

(f) Drag-Along Rights. The Stockholders identified on Schedule 1 as comprising the “ABRY Majority” (i) hereby represent and warrant as of the date hereof, that such Stockholders own a number of Covered Shares in a number equal to or greater than the Drag-Along Threshold (as such term is defined in that certain Second Amended and Restated Stockholders Agreement, dated as of November 19, 2019, by and among the company, the Board, the ABRY Majority and the Stockholders (as such terms are defined therein) (the “Stockholders Agreement”)) and (ii) shall take, or cause to be taken, all actions, and cooperate with other parties, to cause the Transactions to be treated as a “Drag-Along Sale” in accordance with Section 3 of the Stockholders Agreement.

(g) No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Acquiror Parties, the Company or any of their respective successors or directors, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 6(g) shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations. Each stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Mergers or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

(h) Termination of Terminating Rights. Each Stockholder, by this Agreement with respect to its Covered Shares, severally and not jointly, and the Company hereby agree that, automatically and without any further action required on the part of any Stockholder or the Company, the Terminating Agreements shall terminate, without liability to Acquiror, the

Company or any of the Company’s Subsidiaries, subject to and effective immediately prior to the Closing; provided, that notwithstanding the foregoing, Section 3 (Sale of the Company) of the Stockholders Agreement and the definitions used therein shall survive such termination but solely in respect of and as such provisions relate to the transactions contemplated by the Merger Agreement.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by Acquiror to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

(i) Disclosure. Each Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable Securities Laws or any other securities authorities) such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith. Each Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Acquiror shall have no authority to direct such Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

8. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, each Stockholder or proxy holder signs this Agreement solely in such Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of such Stockholder, proxy holder or any Affiliate or Representative of such Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

9. Miscellaneous. The provisions of Sections 1.02 (Construction), 9.05 (Confidentiality; Publicity), 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Trial); and Section 12.13 (Enforcement) of the Merger Agreement shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

MAPLE HOLDINGS, INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ABRY PARTNERS VII, L.P.

By:	ABRY VII Capital Partners, L.P.
Its:	General Partner

By:	ABRY VII Capital Investors, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

ABRY PARTNERS VII CO-INVESTMENT FUND, L.P.

By:	ABRY Partners VII Co-Investment GP, LLC
Its:	General Partner

By:	ABRY VII Capital Investors, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

ABRY SENIOR EQUITY IV, L.P.

By:	ABRY Senior Equity Investors IV, L.P.
Its:	General Partner

By:	ABRY Senior Equity Holdings IV, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

ABRY SENIOR EQUITY CO-INVESTMENT FUND IV, L.P.

By:	ABRY Senior Equity Co-Investment GP IV, LLC
Its:	General Partner

By:	ASE Senior Equity Holdings IV, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]